UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Hotels.com

(Name of Registrant as Specified In Its Charter)

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2001 Annual Report to Stockholders
And Proxy Statement

April 29, 2002

To Our Shareholders:

2001 was another outstanding year for Hotels.com, the new company name for Hotel Reservations Network. In spite of national uncertainty and turmoil, we produced strong growth in revenue, profits and cash flow. Our hard work has positioned us well for the future.

Last year was filled with several new milestones in our financial performance. We produced record Revenue of over $536 million, Adjusted EBITDA of over $81 million, and Adjusted EPS of $1.00 per diluted share. These figures represented increases of 64%, 55% and 43%, respectively, over the prior year. We also produced approximately $103 million in cash from operations, and ended the year with cash and investments of over $219 million. Cash and investments increased further to over $302 million as of March 31, 2002.

We also completed the acquisition of TravelNow.com in February. The company has been fully integrated into Hotels.com and is now a meaningful part of our overall distribution network. We spent approximately $47 million on this acquisition, which has been accretive to our earnings per share as planned. We also completed two smaller acquisitions that have performed according to our expectations. Hotels.com is constantly evaluating external opportunities and we will likely make additional acquisitions in 2002.

One of the biggest challenges in many years for our company was the launch of our new brand and website, hotels.com, on March 25th, 2002. In fact, we spent much of 2001 focused on the hotels.com initiative. This included building a completely new website from the ground up, with a new technology platform that is designed to take our company to the next level of growth. In only 30 days the new site is already producing up to 10% of our total daily bookings. We will continue to introduce further enhancements to the site throughout 2002.

The launch of hotels.com is being supported by a $10 million national advertising and public relations campaign in 2002. We plan to continue promoting our new brand beyond 2002, and we believe that our efforts will help to propel the continuing shift in hotel bookings from offline to online. Industry experts expect the overall market for online hotel bookings to increase at a rapid rate over the next several years, as the following chart illustrates:

Last year was also very active in adding to our supply of hotels and other lodging properties. We began 2001 with 2,600 properties under net rate agreements and ended the year with over 4,500 properties. As of today, this has increased to over 6,000 properties. This expansion took place not only in the United States but also in many cities and countries throughout the world. We now have supply agreements in 218 markets around the world, 72 of which are outside the U.S.

2001 also marked our 10th anniversary as a company. We started as a small privately-owned, telephone-based business in 1991 with a handful of employees. The business began to move online in the mid-1990’s, and by 2001 over 96% of our sales originated online in one way or another. The Internet has dramatically enhanced the growth opportunities for Hotels.com, and we intend to take full advantage of them. Although our company began as a small outlet, Hotels.com is now a well-established, mainstream distribution channel for the lodging industry. We are a proven and growing revenue channel for over 6,000 properties worldwide. Even with this, we have barely scratched the surface of the $300 billion worldwide lodging industry.

As we enter our 11th year, we want to thank our 900 dedicated and talented employees who have helped us build this company into what it is today. We have created a great team of people who are not only hardworking and dedicated, but who are also very passionate about what they do. Without them, we would be just another ordinary company. But with them, we are building a truly world-class company for the future.

/s/ David Litman	/s/ Robert Diener

David Litman Chairman and Chief Executive Officer	Robert Diener President

ELECTION OF DIRECTORS
DIRECTOR INFORMATION
EXECUTIVE COMPENSATION
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PERFORMANCE GRAPH
STOCK OWNERSHIP
OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION
ADDITIONAL INFORMATION

Notice of Annual Meeting of Stockholders
To Be Held on Tuesday, May 21, 2002

To our Stockholders:

Hotels.com (formerly, Hotel Reservations Network, Inc.) will hold its 2002 Annual Meeting of Stockholders at the Le Méridien Dallas Hotel, 650 N. Pearl St., Dallas, Texas 75201, on Tuesday, May 21, 2002, at 10:00 a.m., Central Time.

We are holding this meeting to:

•	To elect ten directors, to hold office for a one-year term ending on the date of the next annual meeting of stockholders or until each such director’s successor shall have been duly elected and qualified;

•	To ratify the appointment of Ernst & Young LLP as independent auditors of Hotels.com for the 2002 fiscal year; and

•	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Your board of directors has selected April 15, 2002, as the record date for determining shareholders entitled to vote at the annual meeting. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting. A list of Hotels.com’s stockholders on that date will be available for inspection at the offices of Hotels.com, located at 8140 Walnut Hill Lane, Suite 800, Dallas, Texas for at least 10 days before the annual meeting.

You are cordially invited to attend the annual meeting in person. It is important that your shares be represented at the meeting regardless of the number of shares you hold. Please complete, sign, date and mail the enclosed proxy card in the accompanying envelope even if you intend to be present at the meeting. Returning the proxy card will not limit your right to vote in person or to attend the annual meeting, but will insure your representation if you cannot attend. If you have shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy materials. If so, please sign and return each copy of the proxy card you receive so that all of your shares may be voted. The proxy is revocable at any time before it is voted at the annual meeting.

This notice of annual meeting, proxy statement and proxy are being distributed on or about April 29, 2002.

By Order of the Board of Directors,

/s/ Gregory S. Porter

Gregory S. Porter
General Counsel and Secretary

Dallas, Texas
April 29, 2002

HOTELS.COM
8140 Walnut Hill Lane, Suite 800
Dallas, Texas 75231

PROXY STATEMENT
for
ANNUAL MEETING
to be held on
May 21, 2002

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Hotels.com (formerly, Hotel Reservations Network, Inc.) for the 2002 Annual Meeting of Stockholders. This Proxy Statement and the related proxy form are being distributed to stockholders on or about April 29, 2002.

Date, Time and Place of Annual Meeting

The 2002 Annual Meeting of Stockholders will be held at the Le Méridien Dallas Hotel, 650 N. Pearl St., Dallas, Texas 75201, on Tuesday, May 21, 2002, at 10:00 a.m., Central Time.

You can vote your shares by completing and returning the enclosed written proxy card. You can also vote in person at the meeting, and submitting your proxy card will not affect your right to attend the meeting and vote.

ELECTION OF DIRECTORS

The first proposal scheduled to be voted on at the annual meeting is the election of ten directors, each to hold office until the next annual meeting of Stockholders and until their successors are elected and qualified. The Board of Directors has nominated Elan J. Blutinger, Robert Diener, Julius Genachowski, Beverly Harms, Victor Kaufman, Dara Khosrowshahi, David Litman, Dan Marriott, Jon Miller, and Eli Segal. All of these individuals are currently serving as Hotels.com directors and their current terms expire at the annual meeting.

The Board of Directors recommends a vote “FOR” all nominees.

The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or will reduce the size of the Board. If you have submitted a proxy to vote for the directors nominated by the Board and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

In accordance with the Company’s bylaws, directors are elected by a plurality of the votes of shares represented and entitled to vote at the annual meeting. That means the ten nominees will be elected if they receive more affirmative votes than any other nominees.

DIRECTOR INFORMATION

Set forth below is biographical and other information about the persons who will make up the Board following the annual meeting, assuming election of the nominees named above:

Elan J. Blutinger Age: 46 Director since April 2001 Board Committees: Audit and Compensation	Mr. Blutinger is a director of Hotels.com. He is the founding partner and Managing Director of Alpine Consolidated LLC and has served in that capacity since 1997. In 1997, Mr. Blutinger founded Travel Services International and served on its board of directors until its acquisition in 2000. From 1987 to 1996, Mr. Blutinger was the Chairman and Chief Executive Officer of Shoppers Express, Inc., the industry’s first electronic supermarket home shopping company. Mr. Blutinger also serves on the board of directors of a UK based Online Travel Company LSE:ONT) and ResortQuest International (NYSE:RZT)

Robert Diener Age: 43 Director since May 1999 No Board Committees	Mr. Diener serves as Hotels.com’s President and as one of its directors. He founded Hotels.com’s predecessor business with Mr. Litman in 1991 and previously served as that entity’s President and Treasurer.

Beverly Harms Age: 66 Director since February 2000 Board Committees: Audit and Compensation	Ms. Harms is a director of Hotels.com. Ms. Harms is a private investor. From 1990 to March 2001, she was Senior Vice President of Managed Investments for Communications Equity Associates (“CEA”). Prior to joining CEA as President of their Florida owned and operated cable systems, she owned and operated broadcasting properties in New York and New Hampshire and was an original franchisee, owner and operator of cable television properties in upstate New York.

Julius Genachowski Age: 39 Director since February 2002 No Board Committees	Mr. Genachowski is a director of Hotels.com. Mr. Genachowski has served as Executive Vice President, General Counsel and Secretary of USA Networks, Inc. (“USA”) since January 2002 and as Senior Vice President, General Counsel and Secretary of USA since August 2000. Mr. Genachowski joined USA in December 1997 as General Counsel and Senior Vice President, Business Development of USA Broadcasting. From 1994 to 1997, Mr. Genachowski served at the Federal Communications Commission as Chief Counsel to Chairman Reed Hundt and, before that, as Special Counsel to General Counsel William E. Kennard. He served as a law clerk to Supreme Court Justice David H. Souter in 1993-1994 and, in 1992-1993, to retired Supreme Court Justice William J. Brennan, Jr. He was also a law clerk to Chief Judge Abner J. Mikva of the U.S. Court of Appeals for the D.C. Circuit. He has worked for Representative (now Senator) Charles Schumer, as well as the U.S. House of Representatives Iran-Contra Committee. Mr. Genachowski also serves as a director of Expedia, Inc. and Styleclick, Inc.

Victor A. Kaufman Age: 58 Director since May 1999 No Board Committees	Mr. Kaufman is a director of Hotels.com. Since October 1999, Mr. Kaufman has served as Vice Chairman of USA. Previously, Mr. Kaufman served in the Office of the Chairman for USA since January 1997 and as Chief Financial Officer of USA since November 1, 1997. Prior to that time, he served as Chairman and Chief Executive Officer of Savoy since March 1992 and as a director of Savoy since February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star’s successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star. Mr. Kaufman also serves as a director of USA, Expedia, Inc. and Ticketmaster.

Dara Khosrowshahi Age: 32 Director since May 1999 No Board Committees	Mr. Khosrowshahi is a director of Hotels.com and became Executive Vice President and Chief Financial Officer of USA in January 2002. Mr. Khosrowshahi has served as Executive Vice President, Operations and Strategic Planning of USA since July 2000. From August 1999 to July 2000, Mr. Khosrowshahi served as President of USA Networks Interactive, a division of USA. Mr. Khosrowshahi joined USA in 1998 as Vice President of Strategic Planning for USA and was later promoted to Senior Vice President in May 1999. Prior to joining USA, Mr. Khosrowshahi worked at Allen & Company Incorporated from 1991 to 1998 where he served as Vice President from 1995 to 1998. He is a director of Expedia, Inc., Ticketmaster, Styleclick, Inc., BET.com and ARTISTDirect.

David Litman Age: 44 Director since May 1999 No Board Committees	Mr. Litman serves as Hotels.com’s Chief Executive Officer and as one of its directors. He co-founded Hotels.com’s predecessor business with Mr. Diener in 1991 and previously served as that entity’s Chief Executive Officer.

Dan Marriott Age: 33 Director since March 2002 No Board Committees	Mr. Marriott is a director of Hotels.com. Since March 2002, Mr. Marriott has served as Senior Vice President, Strategic Planning of USA. Previously, Mr. Marriott served as Executive Vice President of Corporate Strategy and Development of Ticketmaster from January 2000 to February 2002. Prior to such position, Mr. Marriott served as Executive Vice President, Business Development from February 1999 to December 1999 and Executive Vice President, Product Development and Marketing from August 1997 to January 1999. Prior to joining the Company, Mr. Marriott was employed by PepsiCo for more than seven years, most recently in the position of Senior Product Manager for PepsiCo’s Frito-Lay division. He is a director of Expedia, Inc., Ticketmaster and Styleclick, Inc.

Jon Miller Age: 45 Director since June 2000 No Board Committees	Mr. Miller is a director of Hotels.com. Since June 2000, Mr. Miller has served as President and Chief Executive Officer of USA Information and Services, a division of USA. Previously, from October 1999, Mr. Miller served as the President and Chief Executive Officer of USA Electronic Commerce and Services, a division of USA. From July 1997 to October 1999, Mr. Miller was President and Chief Executive Officer of USA Broadcasting, a division of USA. Prior to July 1997, Mr. Miller was the Managing Director of Nickelodeon International. Mr. Miller is a director of Expedia, Inc., Styleclick, Inc. and Ticketmaster.

Eli Segal Age: 59 Director since May 1999 Board Committees: Audit and Compensation	Mr. Segal is a director of Hotels.com. Since December 1996, Mr. Segal has served as Chairman of the Board of SchoolSports, a group of magazines and online content providers covering the world of high school sports. Mr. Segal previously served as Assistant to the President of the United States from January 1993 to February 1996 and as President and Chief Executive Officer of The Welfare to Work Partnership from 1997 to 2000. Mr. Segal also serves as a director of Hasbro, Inc. and Citizens Financial Corporation.

Information Concerning Executive Officers

Background information about the Company’s executive officers who are not nominees for election as a director is set forth below.

Sandra D’Arcy Age: 54	Ms. D’Arcy has served as Hotels.com’s Executive Vice President since 1998. From 1994 to 1998, she served as a Vice President of Hotels.com’s predecessor business.

Gregory S. Porter Age: 36	Mr. Porter has served as Hotels.com’s General Counsel and Secretary since June 2000. Previously, from August 1999, Mr. Porter was an attorney with the law firm of Baker & McKenzie. From 1995 to 1999, Mr. Porter was Vice President—Legal of Harken Energy Corporation, an oil and gas exploration company.

Mel Robinson Age: 46	Mr. Robinson has served as Hotels.com’s Chief Financial and Strategic Officer since September 2000. Previously, from 1997, Mr. Robinson was Senior Vice President of Travel Services International, a leisure travel distribution firm. From 1994 to 1997, Mr. Robinson was Chief Financial Officer of Cruises Only.

Meetings and Committees of the Board

The Board met three times during 2001 and acted by written consent four times. During 2001, all then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served.

The Board has two standing committees: the Audit Committee and the Compensation Committee. The Board does not have a nominating committee.

Audit Committee. The Audit Committee of the Board of Directors, currently consisting of Ms. Harms and Messrs. Segal and Blutinger, is authorized to recommend to the Board of Directors independent certified public accounting firms for selection as auditors of the Company; make recommendations to the Board of Directors on accounting and auditing matters; examine and make recommendations to the Board of Directors concerning the scope of audits; and review and approve the terms of transactions between or among the Company and related parties. None of the members of the Audit Committee is an employee of the Company. Mr. Segal is the Chairman of the Audit Committee. The Audit Committee met five times during 2001.

Compensation Committee. The Compensation Committee of the Board of Directors, currently consisting of Ms. Harms and Messrs. Segal and Blutinger, is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock option plans, investment programs and insurance plans. The Compensation Committee is also authorized to exercise all of the powers of the Board of Directors in matters pertaining to employee promotions and the designation or revision of employee positions and job titles. None of the members of the Compensation Committee is an employee of the Company. Ms. Harms is Chairman of the Compensation Committee. The Compensation Committee met once and acted by written consent ten times during 2001.

Audit Committee Report

The Audit Committee is comprised of three independent directors and operates under a written charter. The Committee recommends to the Board of Directors the selection of the Company’s independent auditors.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young LLP (“Ernst & Young”), our independent auditors, the audited financial statements. The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from Ernst & Young the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has also considered whether Ernst & Young’s provision of tax consulting services to the Company is compatible with their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Elan J. Blutinger
Beverly Harms
Eli Segal (Chairperson)

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

Each of the members of the Audit Committee is an independent director as such term is defined under the rules of the National Association of Securities Dealers applicable to companies whose securities are listed for trading on The Nasdaq National Market.

Disclosure of Audit Fees

Audit Fees: Audit fees in connection with Ernst & Young’s audit of Hotels.com’s annual financial statements for the year ended December 31, 2001, and Ernst & Young’s review of Hotels.com’s interim financial statements included in Hotels.com’s Quarterly Reports on Form 10-Q during the year ended December 31, 2001, totaled approximately $190,191.

All other Fees: Fees billed to Hotels.com by Ernst & Young during the year ended December 31, 2001, for all other non-audit services rendered to Hotels.com (including tax related services) totaled approximately $32,542.

There were no fees incurred by Ernst & Young LLP during 2001 for professional services rendered in connection with financial information services design and implementation.

The Audit Committee has considered and determined that the non-audit services rendered by our independent auditors with respect to the foregoing fees are compatible with maintaining their independence.

Compensation Committee Report

The Compensation Committee is responsible for establishing and administering the Company’s executive compensation programs.

The Compensation Committee’s compensation philosophy is designed to support the Company’s primary objective of creating value for shareholders. The Compensation Committee believes that the following compensation strategies for the Company’s executive officers, including the Chief Executive Officer (the “CEO”) and the President, achieve this objective:

•	Attract and retain talented executives — Hotels.com provides core compensation in the form of base salary and benefit programs that are comparable to those of similarly sized companies in the e-commerce/leisure/hospitality industry. The base salary target is generally based on industry survey results. For higher levels of responsibility, the base salary component is intended to be a diminishing portion of the executive’s potential total compensation.

•	Emphasize pay for performance — Hotels.com’s incentive plan establishes a significant relationship between current Hotels.com performance and incentive compensation, on a sliding scale basis, with substantial rewards possible for exceptional results and no reward for results below plan.

•	Encourage management stock ownership — The Compensation Committee firmly believes that long-term shareholder value will be significantly enhanced by management stock ownership. As a result, the Company’s stock option program strongly encourages stock ownership by executive officers. The Company generally establishes base salary ranges by considering compensation levels in similarly sized companies in the e-commerce/leisure/ hospitality industry.

The Compensation Committee reviews and approves all executive officer salary adjustments as recommended by the CEO. The Committee reviews the performance of the CEO and establishes his base salary. In addition to compensation through base salaries, the Compensation Committee has the authority to issue performance-based bonuses. Incentive bonuses will be paid only to the extent that the Company meets performance objectives. Bonus awards are based on the Compensation Committee’s determination of the individual’s position and level of responsibility and the individual’s impact on the Company’s financial success.

Base Salary

All salaries for executive and senior management are approved by the Compensation Committee. For the CEO and the President, the Compensation Committee takes into account a variety of factors in determining base salary, including:

•	the individual’s experience and prior performance;

•	the Company’s operating performance; and

•	the Company’s attainment of planned financial and strategic initiatives;

•	competitive salaries for comparable officers at comparable companies;

•	the fairness of individual executive officers’ salaries relative to their responsibilities and the salaries of other executive officers;

Stock Options

The Company’s stock option program is designed to link executive compensation with stockholder value. The Company grants options to all employees upon initial employment, and the Company makes periodic option grants to eligible employees based on performance. Certain employees may receive option grants upon promotion and in connection with entering into certain new employment arrangements.

In addition, the Company has adopted an Option-Based Incentive Program pursuant to which all employees, including the Company’s senior executives other than the Chief Executive Officer and the President, receive quarterly grants of stock option contingent upon the Company’s attainment of certain financial goals.

Chief Executive Officer and President Compensation

In January 2001, the Company adopted a Senior Management Incentive Plan pursuant to which the annual salary of Mr. Litman, the Company’s Chief Executive Officer, and Mr. Robert Diener, the Company’s President, was increased to $250,000. In addition, under the plan Mr. Litman and Mr. Diener each would receive annual incentive bonuses and option grants based upon the attainment of certain performance goals.

Messrs. Litman and Diener each received a salary of $250,000 and a bonus of $505,625 during 2001. Neither Mr. Litman nor Mr. Diener received a stock option grant in 2001. In January 2002, Messrs. Litman and Diener each received a bonus of $200,000 and a stock option grant of 50,000 shares of Class A common stock under the Senior Management Incentive Plan based upon their performance in 2001.

Summary

The Compensation Committee believes that the Company’s executive compensation program must continually provide executives with a strong incentive to focus on and achieve the Company’s business objectives and link a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company’s stockholders. By assuring that executives are appropriately compensated and therefore motivated, the long-term interests of stockholders will be best served.

Submitted by the Compensation Committee of the Company’s Board of Directors

Elan J. Blutinger
Beverly Harms (Chairperson)
Eli Segal

Compensation Committee Interlocks and Insider Participation

Neither Ms. Harms nor Messrs. Segal or Blutinger is an officer or employee, or former officer or employee, of Hotels.com or any of its subsidiaries. No interlocking relationship exists between the members of Hotels.com’s Management, Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

Summary Compensation Table

This section of the Proxy Statement sets forth certain information pertaining to compensation of the Chief Executive Officer and the Company’s four most highly compensated executive officers other than the Chief Executive Officer.

The following table presents information concerning total compensation earned by the Named Executive Officers — the Chief Executive Officer and the four other most highly compensated executive officers of Hotels.com who served in such capacities as of December 31, 2001 — for services rendered to Hotels.com during each of the last three fiscal years. The information presented below represents all compensation earned by the Named Executive Officers for all services performed for Hotels.com or any of its subsidiaries.

Summary Compensation Table

					Long-Term
					Compensation
					Awards

		Annual Compensation			Shares
Name and Principal	Fiscal				Underlying	All Other
Positions	Year	Salary		Bonus	Options	Compensation(1)

David Litman	2001	$250,000		$505,625	—	$30,531
Chief Executive Officer	2000	115,000		—	200,000 (2)	—
	1999	37,000	(3)	—	—	—

Robert Diener	2001	$250,000		$505,625	—	$30,339
President	2000	115,000		—	200,000 (4)	—
	1999	37,000	(3)	—	—

Mel Robinson	2001	$200,000		$—	126,100 (5)	$11,876
Chief Financial and	2000	52,615	(6)	—	100,000	—
Strategic Officer	1999	—		—	—	—

Sandra D’Arcy	2001	$172,800		$—	9,560 (7)	$20,416
Executive Vice President	2000	152,453		61,481	59,375	—
	1999	160,000		—	—	6,577

Gregory S. Porter	2001	$125,001		$—	18,220 (8)	$16,876
General Counsel and	2000	60,000	(9)	—	15,000	—
Secretary	1999	—		—	—	—

(1)	Includes the value of the Company’s contributions to the Company-sponsored 401(k) plan and the amount paid by the Company for term life insurance coverage under health and welfare plans.

(2)	Excludes options to purchase 15,000 shares of USA common stock granted to Mr. Litman on May 10, 2000.

(3)	Reflects compensation for the period May 11 to December 31, 1999. Prior to May 11, 1999, Mr. Litman and Mr. Diener were executive officers and stockholders of our predecessor business.

(4)	Excludes options to purchase 15,000 shares of USA common stock granted to Mr. Diener on May 10, 2000.

(5)	Excludes options to purchase 20,000 shares of USA common stock granted to Mr. Robinson on December 16, 2001.

(6)	Reflects compensation for the period September 1, the date Mr. Robinson joined Hotels.com, to December 31, 2000.

(7)	Excludes options to purchase 15,000 shares of USA common stock granted to Ms. D’Arcy on December 16, 2001.

(8)	Excludes options to purchase 15,000 shares of USA common stock granted to Mr. Porter on December 16, 2001.

(9)	Reflects compensation for the period June 19, the date Mr. Porter joined Hotels.com, to December 31, 2000.

Stock Options

The following table sets forth certain information about the stock option awards that were made to the Named Executive Officers during fiscal 2001. All of these options are transferable to family members under specified conditions.

Option Grants in Last Fiscal Year

			Percentage			Potential Realizable Value
	Number of		of Total			at Assumed Annual Rates of
	Shares		Options			Stock Price Appreciation
	Underlying		Granted to	Exercise		for Option Term(1)
	Options		Employees in	Price	Expiration
Name	Granted		Fiscal Year	Per Share	Date	5%($)	10%($)

David Litman	—		—	—	—	—	—

Robert Diener	—		—	—	—	—	—

Mel Robinson(2)	6,000	(3)	.33%	$25.75	3/31/11	$97,164	$246,233
	80,000		4.46%	37.63	6/15/11	1,893,224	4,797,802
	5,100	(3)	.28%	44.03	7/03/11	141,220	357,880
	30,000		1.67%	20.06	9/24/11	378,469	959,114
	5,000	(3)	.28%	20.02	9/24/11	63,078	159,852

Sandra D’Arcy(4)	3,563	(3)	.20%	$25.75	3/31/11	$57,699	$146,221
	3,028	(3)	.17%	44.03	7/03/11	83,846	212,482
	2,969	(3)	.17%	20.06	9/24/11	37,456	94,920

Gregory S. Porter(5)	5,000		.28%	$33.13	1/11/11	$104,176	$264,003
	1,200	(3)	.07%	25.75	3/31/11	19,433	49,247
	1,020	(3)	.06%	44.03	7/03/11	28,244	71,576
	10,000		.56%	38.06	8/24/11	239,357	606,578
	1,000	(3)	.06%	20.06	9/24/11	12,616	31,970

(1)	Potential gains are calculated based on the closing price per share of the Class A common stock on the date of grant, net of the respective exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Hotels.com’s estimate or projection of future Hotels.com stock price. Actual gains, if any, on stock option exercises are dependent on the future market price of shares of Class A common stock, Hotels.com’s future financial performance and overall market conditions, as well as on the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2)	Excludes options to purchase 20,000 shares of USA common stock granted to Mr. Robinson on December 16, 2001. Such options (a) represent 0.27% of the total options of USA common stock granted to employees of USA and its subsidiaries in 2001, (b) have an exercise price of $23.82 and (c) expire on December 16, 2011. The potential realizable value of these options at assumed annual rates of USA stock price appreciation for the option term of 5% and 10% would be $299,605 and $759,259, respectively. See footnote 6 below.

(3)	Represents options granted pursuant to the Company’s Option-Based Incentive Program.

(4)	Excludes options to purchase 15,000 shares of USA common stock granted to Ms. D’Arcy on December 16, 2001. Such options (a) represent 0.20% of the total options of USA common stock granted to employees of USA and its subsidiaries in 2001, (b) have an exercise price of $23.82 and (c) expire on December 16, 2011. The potential realizable value of these options at assumed annual rates of USA stock price appreciation for the option term of 5% and 10% would be $224,704 and $569,444, respectively. See footnote 6 below.

(5)	Excludes options to purchase 15,000 shares of USA common stock granted to Mr. Porter on December 16, 2001. Such options (a) represent 0.20% of the total options of USA common stock granted to employees of USA and its subsidiaries in 2001, (b) have an exercise price of $23.82 and (c) expire on December 16, 2011. The potential realizable value of these options at assumed annual rates of USA stock price appreciation for the option term of 5% and 10% would be $224,704 and $569,444, respectively. See footnote 6 below.

(6)	Potential gains are calculated based on the closing price per share of the USA common stock on the date of grant, net of the respective exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent USA’s estimate or projection of future USA stock price. Actual gains, if any, on stock option exercises are dependent on the future market price of shares of USA common stock, USA’s future financial performance and overall market conditions.

Aggregated Option Exercises in Last Fiscal Year
And Fiscal Year-End Option Values

			Number of Shares		Value of Unexercised
	Shares		Underlying Unexercised		In-the Money Options(1)
	Acquired		Options at Fiscal Year-End		At Fiscal Year-End
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

David Litman(2)	70,833	$2,548,465	20,834	108,333	$625,020	$3,249,990
Robert Diener(3)	70,833	$2,548,465	20,834	108,333	$625,020	$3,249,990
Mel Robinson(4)	—	$—	56,250	169,850	$428,000	$1,981,047
Sandra D’Arcy(5)	21,028	$632,434	6,186	41,721	$185,566	$1,119,976
Gregory S. Porter(6)	—	$—	5,313	27,907	$86,336	$353,413

(1)	Amounts were calculated using the closing price of Hotels.com’s Class A common stock on the last trading day of the fiscal year ($46.00).

(2)	Excludes options to purchase 15,000 shares of USA common stock granted to Mr. Litman on May 10, 2000, of which options to purchase 3,750 shares of USA common stock were vested at December 31, 2001 and options to purchase 11,250 shares of USA common stock were unexercisable as of December 31, 2001. None of such options were exercised in 2001. The values of the exercisable and unexercisable in-the-money USA options at December 31, 2001 were $21,084 and $63,253, respectively.

(3)	Excludes options to purchase 15,000 shares of USA common stock granted to Mr. Diener on May 10, 2000, of which options to purchase 3,750 shares of USA common stock were vested at December 31, 2001 and options to purchase 11,250 shares of USA common stock were unexercisable as of December 31, 2001. None of such options were exercised in 2001. The values of the exercisable and unexercisable in-the-money USA options at December 31, 2001 were $21,084 and $63,253, respectively.

(4)	Excludes options to purchase 20,000 shares of USA common stock granted to Mr. Robinson on December 16, 2001, none of which options were vested at December 31, 2001 and none of which were exercised in 2001. All of such options were unexercisable at December 31, 2001. The values of the exercisable and unexercisable in-the-money USA options at December 31, 2001 were $0 and $69,800, respectively.

(5)	Excludes options to purchase 15,000 shares of USA common stock granted to Ms. D’Arcy on December 16, 2001, none of which options were vested at December 31, 2001 and none of which were exercised in 2001. All of such options were unexercisable at December 31, 2001. The values of the exercisable and unexercisable in-the-money USA options at December 31, 2001 were $0 and $52,350, respectively.

(6)	Excludes options to purchase 15,000 shares of USA common stock granted to Mr. Porter on December 16, 2001, none of which options were vested at December 31, 2001 and none of which were exercised in 2001. All of such options were unexercisable at December 31, 2001. The values of the exercisable and unexercisable in-the-money USA options at December 31, 2001 were $0 and $52,350, respectively.

Employment Agreement

On July 28, 2000, we entered into an employment agreement with Mr. Robinson, for an initial term extending through August 31, 2001, and providing for automatic renewals of consecutive one-year terms unless either party gives at least 60 days’ prior written notice of its intention not to renew. The employment agreement provided for an initial base salary of $180,000, which was increased to $200,000 in 2001. Mr. Robinson is also eligible to receive an annual discretionary bonus.

Mr. Robinson’s employment agreement provided for a grant of stock options to purchase 100,000 shares of Hotels.com’s Class A common stock. Mr. Robinson’s options are exercisable over a four-year period, with 25% of the number of shares covered by such options vesting after one year and 1/36 of the remainder vesting each month over the following three years. Upon a change of control of Hotels.com, in addition to any options vested at the time of the change of control, 50% of the unvested options shall also become vested.

Other Benefits

401(k) Retirement Plan. Hotels.com maintains a 401(k) retirement savings plan that is available to substantially all employees. Under the terms of the plan, Hotels.com matches 25% of each participant’s voluntary contributions up to 4% of the participant’s compensation. A participant vests in the matching contributions after three years of employment.

Director Compensation

Messrs. Diener and Litman, who are directors that are also Hotels.com employees, and Messrs. Genachowski, Kaufman, Khosrowshahi, Marriott and Miller, who are directors that are employees of Hotels.com’s parent company USA, do not receive any additional compensation for serving on the Board of Directors.

Annual Retainer Fee. Each director of Hotels.com who is not an employee of Hotels.com, USA, or an Hotels.com subsidiary, receives an annual retainer of $10,000 per year plus $1,000 for each Board or Committee meeting attended and $2,500 for each Committee chaired. Under the Hotels.com Directors’ Stock Option Plan, directors who are not employees of Hotels.com, USA or any Hotels.com subsidiary received a grant of options to purchase 15,000 shares of Hotels.com’s Class A common stock upon their initial election to office. In addition, the Directors’ Stock Option Plan provides that each such director will receive an additional grant of options to purchase 10,000 shares of Hotels.com’s Class A common stock annually on the date of Hotels.com’s annual meeting of stockholders at which the director is re-elected. The exercise price per share of Hotels.com’s Class A common stock subject to the options is the fair market value of Hotels.com’s Class A common stock on the date of grant, which is defined as the mean of the high and low sale price on any stock exchange on which the Class A common stock is listed or as reported by Nasdaq or, in the event that the Class A common stock is not so listed or reported, as determined by an investment banking firm selected by the Compensation Committee. The options vest in equal increments on each of the first three anniversaries of the date of grant. The options expire ten years from the date of grant.

Other Benefits. Hotels.com reimburses directors for the reasonable expenses associated with attending Board meetings and provides them with liability insurance coverage for their activities as directors of Hotels.com.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to stockholder ratification, the Board of Directors has approved and recommends the appointment of Ernst & Young LLP, certified public accountants, to serve as independent auditors for the Company for the fiscal year ending December 31, 2002, and until their successors are elected. The appointment was made upon the recommendation of the Audit Committee, which is comprised of directors who are not employees of the Company.

Approval of the appointment of the accountants is being sought in order to give stockholders the opportunity to express their opinion on the matter. Approval will require the affirmative vote of the holders of a majority of the shares of common stock that are represented and entitled to vote at the meeting. Should approval not be obtained, the Board of Directors would expect to reconsider the appointment.

A representative of Ernst & Young LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Vote Required and Board Recommendation

The appointment of Ernst & Young LLP must be ratified by a majority of the votes cast at the annual meeting. The Board of Directors recommends a vote to approve the ratification of Ernst & Young LLP, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

PERFORMANCE GRAPH

The following Performance Graph compares, for the period that our Class A common stock has been publicly traded (since February 25, 2000), the cumulative total stockholder return for Hotels.com with The Nasdaq Stock Market (U.S. Composite) Index (the “Nasdaq Composite”), and The ISDEX Internet Stock Index (the “ISDEX Internet Index”). The Performance Graph assumes that $100 was invested beginning on the date of our initial public offering in each of Hotels.com and each of the indexes. Total return performance for the Nasdaq Composite and the ISDEX Internet Index is weighted based on the market capitalization of the companies included in each index and assumes that dividends are reinvested. We did not declare or pay any dividends on our Class A common stock fiscal 2001 or 2000. Immediately following the Performance Graph is a chart of the numerical plot-points that support the graph. We caution that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

		December 31,
	February 25,
	2000	2000	2001

Hotels.com	$100.00	$109.14	$176.93
ISDEX Internet Index	$100.00	$37.02	$18.53
Nasdaq Composite	$100.00	$53.82	$42.49

STOCK OWNERSHIP

Our Class A Common Stock

The following table sets forth, as of March 31, 2002, certain information regarding the beneficial ownership of our Class A common stock by each person or entity who is known by us to own beneficially 5% or more of our outstanding Class A common stock, each director of the Company, each of our Named Executive Officers, and all of our directors and executive officers as a group. The table also presents as of March 31, 2002, information relating to the beneficial ownership of shares of common stock of USA, our parent company, by each director of the Company, each of our Named Executive Officers, and all of our directors and executive officers as a group

				Percentage
				of Total
		Number of	Percentage	Voting
		Shares	of Shares	Power
Name and Address of		Beneficially	Beneficially	(of All
Beneficial Owner	Title of Class	Owned(1)	Owned(1)	Classes)(2)

USA Networks, Inc.(3)	Hotels.com Class A	38,999,100	67.8%	96.9%
Capital Research and Mngt. Co.(4)	Hotels.com Class A	1,260,000	6.8%	*
SMALLCAP World Fund, Inc.(4)	Hotels.com Class A	1,100,000	5.9%	*
Elan J. Blutinger(5)	Hotels.com Class A	1,667	*	*
	USA common	—	—	—
Sandra D’Arcy(6)(7)	Hotels.com Class A	9,699	*	*
	USA common	—	—	—
Robert Diener(6)(8)(9)	Hotels.com Class A	4,484,690	24.2%	*
	USA common	7,500	*	*
Julius Genachowski(10)(11)	Hotels.com Class A	—	—	—
	USA common	155,895	*	*
Beverly Harms(12)	Hotels.com Class A	6,667	*	*
	USA common	10,000	*	*
Victor A. Kaufman(10)(13)	Hotels.com Class A	—	—	—
	USA common	1,045,000	*	*
Dara Khosrowshahi(7)(10)(14)	Hotels.com Class A	8,550	*	*
	USA common	359,426	*	*
David Litman(6)(9)(15)	Hotels.com Class A	4,557,190	24.5%	*
	USA common	7,500	*	*
Dan Marriott(10)(16)	Hotels.com Class A	—	—	—
	USA common	90,500	*	*
Jon Miller(10)(17)	Hotels.com Class A	27,833	*	*
	USA common	288,550	*	*
Gregory S. Porter(6)(18)	Hotels.com Class A	7,642	*	*
	USA common	—	—	—
Mel Robinson(6)(7)	Hotels.com Class A	16,751	*	*
	USA common	—	—	—
Eli Segal(19)	Hotels.com Class A	6,667	*	*
	USA common	1,000	*	*
Directors and executive officers as a group	Hotels.com Class A	9,127,355	48.9%	1.5%
(12 persons)(20)(21)	USA common	1,965,371	*	*

*	Represents less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Class A common stock shown as beneficially owned by them.

(2)	Percentage of total voting power is based on one vote for each share of our Class A common stock and 15 votes for each share of our Class B common stock, calculated assuming no conversion of our Class B common stock by any holder.

(3)	Represents the number of shares of Class A common stock which may be issued upon conversion of the shares of Class B common stock held by USA. Under our restated certificate of incorporation, shares of our Class B common stock are convertible at any time into an equal number of shares of our Class A common stock. The address of USA Networks, Inc. is 152 West 57th Street, 42nd Floor, New York, NY 10019.

(4)	The address of Capital Research and Management Co. and SMALLCAP World Fund, Inc. is 333 South Hope Street, Los Angeles, CA 90071.

(5)	Represents shares of Class A common stock issuable upon the exercise of vested stock options. The address of Mr. Blutinger is 2927 44th Street, NW, Washington, DC 20016.

(6)	The address of Messrs. Litman, Diener, Robinson, Porter and Ms. D’Arcy is c/o Hotels.com, 8140 Walnut Hill Lane, Suite 800, Dallas, TX 75231.

(7)	Represents shares of Class A common stock issuable upon the exercise of vested stock options.

(8)	Consists of (a) 679,325 shares of Class A common stock held by Mr. Diener directly, (b) 16,670 shares of Class A common stock issuable upon the exercise of vested stock options, (c) 3,774,975 shares of Class A common stock held of record by TMF Liquidating Trust, and (d) 13,720 shares of Class A common stock held for the benefit of Mr. Diener’s children. Mr. Diener is a co-trustee of TMF Liquidating Trust and, along with his spouse and trusts for the benefit of his minor children, are beneficiaries of 50% of TMF Liquidating Trust’s assets. Mr. Diener disclaims beneficial ownership of all other assets held by TMF Liquidating Trust and the Class A common stock attributable to the trusts for the benefit of his children, and this report shall not be deemed an admission that Mr. Diener is the beneficial owner of those shares of Class A common stock for any purpose.

(9)	Represents shares of USA common stock issuable upon the exercise of vested stock options.

(10)	The address of Messrs. Genachowski, Kaufman, Khosrowshahi, Marriott and Miller is c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019.

(11)	Consists of 20,062 shares of USA common stock, 25,000 shares of USA restricted stock and 110,833 shares of USA common stock issuable upon the exercise of vested stock options.

(12)	Represents shares of Class A common stock issuable upon the exercise of vested stock options. The address of Ms. Harms is 340 S. Palm Avenue, Suite 152, Sarasota, FL 34236.

(13)	Consists of 45,000 shares of USA restricted stock and 1,000,000 shares of USA common stock issuable upon the exercise of vested stock options granted under USA’s stock option plans.

(14)	Consists of 23,593 shares of USA common stock, 45,000 shares of USA restricted stock and 290,833 shares of USA common stock issuable upon the exercise of vested stock options granted under USA’s stock option plans.

(15)	Consists of (a) 561,393 shares of Class A common stock held by Mr. Litman directly, (b) 16,670 shares of Class A common stock issuable upon the exercise of vested stock options, (c) 3,774,975 shares of Class A common stock held of record by TMF Liquidating Trust, (d) 112,452 shares of Class A common stock held for the benefit of Mr. Litman’s children, and (e) 91,700 shares of Class A common stock held by a foundation for which Mr. Litman serves as an officer and director. Mr. Litman is a co-trustee of TMF Liquidating Trust and, along with his spouse and trusts for the benefit of his minor children, are beneficiaries of 50% of TMF Liquidating Trust’s assets. Mr. Litman disclaims beneficial ownership of all other assets held by TMF Liquidating Trust and the Class A common stock attributable to the trusts for the benefit of his children and the foundation, and this report shall not be deemed an admission that Mr. Litman is the beneficial owner of those shares of Class A common stock for any purpose.

(16)	Consists of 3,000 shares of USA restricted stock and 87,500 shares of USA common stock issuable upon the exercise of vested stock options granted under USA’s stock option plans.

(17)	Consists of 92,300 shares of USA common stock, 20,00 shares of USA restricted stock and 176,250 shares of USA common stock issuable upon the exercise of vested stock options granted under USA’s stock option plans.

(18)	Consists of 750 shares of Class A common stock and 6,892 shares of Class A common stock issuable upon the exercise of vested stock options.

(19)	Represents shares of Class A common stock issuable upon the exercise of vested stock options. The address of Mr. Segal is 1 Huntington Avenue, Apartment 1304, Boston, MA 02116.

(20)	Includes 116,065 shares of Class A common stock issuable upon the exercise of vested stock options.

(21)	Includes 1,680,416 shares of USA common stock issuable upon the exercise of vested stock options granted under USA’s stock option plans.

Our Class B Common Stock

The following table sets forth, as of April 1, 2002, certain information regarding the beneficial ownership of our Class B common stock by:

•	Each person or entity who is known by us to own beneficially 5% or more or of our outstanding Class B common stock;

•	each director of the Company;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

Name and Address of	Number of Shares	Percentage of
Beneficial Owner	Beneficially Owned	Class(1)

USA Networks, Inc. 152 West 57th Street, 42nd Floor New York, NY 10019	38,999,100	100%
Elan J. Blutinger(2)	—	—
Sandra D’Arcy(3)	—	—
Robert Diener(3)	—	—
Julius Genachowski(4)	—	—
Beverly Harms(5)	—	—
Victor A. Kaufman(4)	—	—
Dara Khosrowshahi(4)	—	—
David Litman(3)	—	—
Dan Marriott(4)	—	—
Jon Miller(4)	—	—
Gregory S. Porter(3)	—	—
Mel Robinson(3)	—	—
Eli Segal(6)	—	—
All executive officers and directors as a group(12 persons)	—	—

(1)	Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Class B common stock shown as beneficially owned by them. Shares of our Class B common stock may be converted at any time into an equal number of shares of our Class A common stock.

(2)	The address of Mr. Blutinger is 2927 44th Street, NW, Washington, DC 20016.

(3)	The address of Messrs. Litman, Diener, Robinson, Porter and Ms. D’Arcy is c/o Hotels.com, 8140 Walnut Hill Lane, Suite 203, Dallas, TX 75231.

(4)	The address of Messrs. Genachowski,, Kaufman Khosrowshahi, Marriott and Miller is c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019.

(5)	The address of Ms. Harms is 340 S. Palm Avenue, Suite 152, Sarasota, FL 34236.

(6)	The address of Mr. Segal is 1 Huntington Avenue, Apartment 1304, Boston, MA 02116.

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Certain Related Party Transactions

The Company has arrangements with Ticketmaster LLC (“Ticketmaster”), a subsidiary of USA, that allows Ticketmaster to sell hotel rooms to their customers. The Company entered into an arrangement with Ticketmaster which operates the Citysearch.com website. Under the arrangement, Ticketmaster will market the Company’s hotel products via the Internet in return for (1) links from the Company’s websites and newsletters to the Citysearch.com and Ticketmaster.com websites and (2) a 5% commission on the gross revenues generated from rooms booked through the Citysearch.com site. The commission paid to Ticketmaster for the year ended December 31, 2001 was $0.02 million.

Furthermore, the Company entered into an arrangement with Ticketmaster for outsourced call center services. For the year ended December 31, 2001, the Company incurred fees of $1.9 million under the arrangements with Ticketmaster. In March 2002, the Company entered into an arrangement with an arrangement with Precision Response Corporation, a subsidiary of USA, for outsourced call center services.

During 2001, USA contributed $0.5 million of television advertising on its cable channels for which the Company paid no consideration. Additionally, during the first quarter of 2002, USA contributed $0.9 million of television advertising on its cable channels for which the Company paid no consideration.

We believe that the terms of such arrangements were as favorable to Hotels.com as could have been obtained from an unaffiliated third party.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. The Company believes that all filings required to be made by the Reporting Persons during the fiscal year ended December 31, 2001 were made on a timely basis.

ADDITIONAL INFORMATION

Record Date; Shares Outstanding

Stockholders of record of the Company’s Class A common stock and Class B common stock at the close of business on April 15, 2002, are entitled to notice of, and will be entitled to vote at, the annual meeting. Each share of Class B common stock issued and outstanding is entitled to fifteen votes on any matter submitted to a vote of our stockholders and each share of Class A common stock issued and outstanding is entitled to one vote on any matter submitted to a vote of our stockholders. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders. As of the close of business on April 15, 2002, there were 18,565,613 shares of Class A common stock and 38,999,100 shares of Class B common stock outstanding and entitled to be voted.

Vote Required

Election of the director nominees to be elected to the annual meeting requires the affirmative vote of a plurality of the total number of votes cast by the holders of the shares of Class A common stock and Class B common stock voting together as a single class (the “Total Voting Power”). Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Approval of the ratification of auditors requires the affirmative vote of the holders of a majority of the Total Voting Power, present in person or represented by proxy at the annual meeting and voting on this proposal. Accordingly, abstentions will have the same effect as votes against this proposal and broker non-votes will have no effect on the outcome of this proposal.

Quorum

A quorum for the transaction of business at the annual meeting is a majority of the shares of Class A common stock, or 9,282,807 shares, and a majority of the shares of Class B common stock, or 19,499,551 shares, issued and outstanding on April 15, 2002, which shares must be present in person or represented by proxy at the annual meeting in order to be counted towards a quorum. Abstentions and broker non-votes, although counted for purposes of determining whether there is a quorum at the annual meeting, will not be voted.

If a quorum is not obtained, it is expected that the annual meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the annual meeting, except for any proxies that theretofore have been effectively revoked or withdrawn.

Proxies; Right to Revoke

The proxy conferred by the proxy card accompanying this Proxy Statement is solicited on behalf of the Board of Directors of Hotels.com for use at the annual meeting. You are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to Hotels.com. All proxies evidenced by proxy cards that are properly executed and returned, and that are not revoked, will be voted at the annual meeting in accordance with the instructions indicated thereon. By submitting your proxy, you will authorize David Litman and Gregory S. Porter to represent you and vote your shares at the annual meeting in accordance with your instructions. If no instructions are indicated on the proxy card, such proxies will be voted FOR each of the proposals described in this Proxy Statement.

The Board of Directors of Hotels.com does not presently intend to bring any business before the annual meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of the Annual Meeting. So far as is known to the Hotels.com Board, no other matters are to be brought before the annual meeting. If any other business properly comes before the annual meeting, however, it is intended that proxies, in the form enclosed, will be voted on such matters in accordance with the judgment of the persons voting such proxies.

A stockholder who has given a proxy may revoke it at any time before it is exercised at the annual meeting by:

•	delivering to the Company’s corporate secretary a written notice of revocation;

•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the annual meeting; or

•	attending the annual meeting and voting in person (although attendance at the annual meeting will not, by itself, revoke a proxy).

You should send any written notice or new proxy card to Hotels.com, Attention: Corporate Secretary, at the following address: 8140 Walnut Hill Lane, Suite 800, Dallas, Texas 75231.

Default Voting

If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR all proposals, and if any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Tabulation of Votes

Mellon Investor Services LLC, the Company’s transfer agent, will tabulate and certify the votes.

Voting by Street Name Holders

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares according to your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares in its discretion.

Independent Accountants

The Board has again appointed Ernst & Young LLP as independent accountants for fiscal 2002. Representatives of that firm will be at the meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

Proxy Solicitation

Hotels.com will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Hotels.com may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Hotels.com will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, Hotels.com, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

Stockholder Proposals for Next Year’s Meeting

Hotels.com currently intends to hold its next annual meeting in May of 2003. Any stockholder who desires to present a proposal for consideration at next year’s annual meeting and to include such proposal in next year’s proxy statement must deliver the proposal to the Company’s principal executive offices no later than the close of business on December 30, 2002. Stockholders who intend to present a proposal at next year’s annual meeting without inclusion of such proposal in next year’s proxy statement are required to provide notice of such proposal to the Company no later than March 15, 2003. Proposals should be addressed to Corporate Secretary, Hotels.com, 8140 Walnut Hill Lane, Suite 800, Dallas, TX 75231.

Stockholder List

For at least ten days prior to the meeting, a list of the stockholders entitled to vote at the annual meeting will be available for examination, for purposes relevant to the meeting, during ordinary business hours at the Company’s principal executive offices. The list will also be available for examination at the meeting.

Annual Report on Form 10-K

A copy of the fiscal 2001 Annual Report on Form 10-K (without exhibits) is being distributed along with this Proxy Statement. It is also available via the Internet at www.hotels.com. In addition, the report (with exhibits) is available at the World Wide Web site of the Securities and Exchange Commission (www.sec.gov).

Other Business

The Board of Directors knows of no business that will come before the meeting fr action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

By Order of the Board of Directors,

/s/ GREGORY S. PORTER

Gregory S. Porter General Counsel and Secretary

Dallas, Texas April 29, 2002

HOTELS.COM
(Formerly, Hotel Reservations Network, Inc.)

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOTELS.COM

     The undersigned hereby appoints David Litman and Gregory S. Porter, and each with power to act without the other and with full power of substitution, as proxies, to vote, as designated on the reverse side, all stock of Hotels.com (formerly, Hotel Reservations Network, Inc.) stock owned by the undersigned at the 2002 Annual Meeting of Shareholders, to be held at Le Méridien Dallas Hotel, 650 N. Pearl St., Dallas, Texas on Tuesday, May 21, 2002 at 10:00 a.m. Central Time, or any postponement or adjournment thereof, upon such business as may properly come before the meeting or any postponement or adjournment thereof.

     UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES NAMED; FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS; AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.

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Please mark your votes as indicated on the example	[X]
1. ELECTION OF DIRECTORS
01 Elan J. Blutinger	FOR all nominees	WITHHOLD AUTHORITY	2.	RATIFICATION OF ERNST & FOR AGAINST ABSTAIN
02 Robert Diener	listed to the left	to vote for all nominees		YOUNG LLP TO SERVE AS [ ] [ ] [ ]
03 Julius Genachowski	(except as marked	listed to the left		INDEPENDENT AUDITORS
04 Beverly Harms	to the contrary
05 Victor A. Kaufman	below)
06 Dara Khosrowshahi	[ ]	[ ]	3.	IN THEIR DISCRETION ON ANY OTHER MATTER THAT
07 David Litman				MAY PROPERLY COME BEFORE THE MEETING AND ANY
08 Dan Marriott				POSTPONEMENT OR ADJOURNMENT THEREOF
09 Jon Miller
10 Eli Segal

(To withhold authority to vote for an individual, write that nominee’s name on the space provided below.)	By casting your voting instructions, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting,
(b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of Hotels.com (formerly, Hotel Reservations Network, Inc.) common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.

Signature_____________________________	Signature_____________________________	Date____________

Each joint owner should sign. Signatures should correspond with the names printed on this Proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.

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